EXHIBIT 99.1

Perrigo Reports First Quarter 2026 Financial Results From Continuing Operations

•Mitigating category headwinds with market share gains through implementation of Three‑S plan.
•Specialty Care segment achieved net sales and segment operating income growth, led by continued momentum in Compeed®, Opill®, and ellaOne® brands.
•Completed divestiture of Dermacosmetics business after quarter end; upfront proceeds of approximately €306 million will support debt reduction.
•Maintained full‑year 2026 outlook with continued expectation for second half improvement.

DUBLIN, May 6, 2026 /PRNewswire/ -- Perrigo Company plc (NYSE: PRGO) ("Perrigo" or the "Company"), a leading provider of Consumer Self-Care Products, today announced financial results from continuing operations for the first quarter ended March 28, 2026.

"Our first quarter results reflect tangible progress as we continue to transform Perrigo into a more focused, disciplined, and consistent business," said President and CEO Patrick Lockwood-Taylor. "Despite a challenging operating environment, we are advancing a clear plan to address the factors within our control. Our Three‑S plan and shift to a category‑led operating model are strengthening execution and accountability, and the momentum we are seeing in areas such as U.S. Store Brand and Women’s Health are encouraging. We also continue to simplify and streamline the organization through disciplined portfolio actions, including the sale of our Dermacosmetics business, with proceeds expected to be used to support debt reduction.

“We are maintaining our full‑year guidance, supported by clear, quantifiable factors expected to drive improvement in the second half of the year. We recognize that the environment is dynamic, and we are monitoring potential impacts related to geopolitical developments in the Middle East and retailer inventory destocking. Against this backdrop, we are well-positioned to deliver on our 2026 outlook while building a foundation for long-term growth.”

First Quarter Results
As announced last quarter, the Company now reports results on both an All In and Core Perrigo basis. All In results reflect the entirety of our business, while Core represents our go-forward business and excludes Infant Formula and previously announced divestitures.

	All In			Core
	1Q'26	1Q'25	Change	1Q'26	1Q'25	Change
Reported Net Sales	$969	$1,044	(7.2)%	$842	$918	(8.3)%
Reported Gross Margin	33.6%	37.6%	(400)bps
Reported Operating Margin	(38.4)%	4.5%	n/m
Reported Diluted Earnings Per Share ("EPS")	$(2.81)	$0.00	n/m

	All In			Core
	1Q'26	1Q'25	Change	1Q'26	1Q'25	Change
Organic Net Sales(1)	$939	$1,042	(9.9)%	$817	$918	(11.0)%
Adj. Gross Margin	37.6%	41.0%	(340)bps	39.2%	40.8%	(160)bps
Adj. Operating Margin	11.6%	14.0%	(240)bps	12.8%	13.9%	(110)bps
Adj. Diluted EPS	$0.43	$0.60	(28.3)%	$0.40	$0.50	(20.0)%

(1) See attached Appendix for details. Change in net sales on an organic basis excludes the effects of acquisitions, divestitures and exited products, and the impact of currency.
(2) Share gains according to Circana 13-weeks ending 03/29/26 vs. prior year period in the categories where Perrigo participates in cough cold, allergy, digestive health, pain, nicotine replacement, skin care, and women’s health.
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

Net Sales
•Core net sales were $842 million, declining 8.3% year over year, while Core organic net sales decreased 11.0%. Core organic results primarily reflect lower consumption across both the U.S. and Europe. Reduced consumption was driven in part by lower seasonal incidence of cough and cold versus the prior year, which was an approximately 3.5% net sales headwind, and also led to lower retailer inventory levels, creating an additional net sales headwind of approximately 3.0%. These factors were partially offset by continued market share gains, supported by innovation launches and performance of Women’s Health products. Core organic net sales comprised net pricing of 0.2% and volume/mix of -11.0%.
•All In reported net sales declined 7.2% year over year to $969 million. The decrease was driven by the same factors impacting Core net sales, partially offset by Infant Formula net sales growth.

Gross Margin
•Reported gross margin was 33.6%, a decrease of 400 basis points versus the prior year due to the impact of prior-year manufacturing volume headwinds in Infant Formula and U.S. OTC, and lower net sales volumes, primarily within our Self Care reporting segment, partially offset by the net recognition of a recovery of a portion of previously paid tariffs of approximately $21 million.
•Core adjusted gross margin decreased 160 basis points to 39.2% driven by lower net sales volumes, the carryover impact of prior-year manufacturing volume headwinds in U.S. OTC, and unfavorable mix. These factors were partially offset by the net recognition of a recovery of a portion of previously paid tariffs and favorable currency translation.
•All In adjusted gross margin decreased 340 basis points to 37.6%, driven by the same factors impacting Core adjusted gross margin in addition to prior year manufacturing volume headwinds in Infant Formula.

Operating Margin
•Reported operating margin was (38.4)% compared to 4.5% in the prior-year due to the $330.8 million goodwill impairment charge.
•Core adjusted operating margin decreased 110 basis points to 12.8% primarily due to unfavorable gross margin. This decline was partially offset by reduced advertising and promotional expense, primarily from planned lower Opill® investment levels, benefits from the Operational Enhancement Program, and favorable currency translation.
•All In adjusted operating margin decreased 240 basis points to 11.6%, primarily driven by the same factors impacting Core adjusted operating margin in addition to the impact from Infant Formula.

Other Items
•Reported net interest and other expense decreased $2.4 million to $36.2 million due to the hedging of expected proceeds in Euro from the Dermacosmetics business sale.
•Net adjusted interest and other expense increased $5.0 million to $42.9 million due to lower interest income compared to prior year.
•The Company's reported effective tax rate was 4.6%. The Company’s adjusted effective tax rate decreased 790 basis points to 15.5%, primarily due to the release of reserves for uncertain tax positions in 2026.

Diluted EPS
•Reported diluted EPS was $(2.81) due primarily to the $330.8 million goodwill impairment charge.
•Core adjusted EPS declined 10 cents to $0.40, a 20.0% decrease from the prior year.
•All In adjusted diluted EPS declined 17 cents to $0.43, a 28.3% decrease from the prior year.

Business Segment Results

	1Q'26	1Q'25	Change	Organic Change
Segment net sales:
Self Care	$543	$614	(11.5)%	(14.0)%
Specialty Care	207	199	4.0%	(0.8)%
Infant Formula	90	88	2.1%	1.9%
Total segment net sales	840	901	(6.8)%	(9.5)%
All Other	129	143	(9.5)%	(11.8)%
Consolidated net sales	$969	$1,044	(7.2)%	(9.9)%

	1Q'26	1Q'25	Change
Segment operating income:
Self Care	$68	$113	(39.3)%
Specialty Care	55	42	31.4%
Infant Formula	(7)	11	n/m
Total segment operating income	$116	$165	(29.7)%
All Other	32	21	52.1%
Unallocated	(35)	(40)	(11.2)%
Consolidated adjusted operating income	$113	$147	(23.0)%

Self Care
Net sales decreased 11.5% compared to the prior year, inclusive of a 2.8% favorable impact of currency translation. The decline was driven by lower consumption in the U.S. and Europe, partly reflecting reduced seasonal incidence of cough and cold versus the prior year. This lower incidence pressured sales in the Upper Respiratory and Pain & Sleep categories, accounting for a significant portion of the segment's net sales decline. The remaining decline reflected softer consumption in the Digestive Health and Healthy Lifestyles categories. Reduced consumption also led to lower retail inventory levels across the segment. These factors were partially offset by continued market share gains in the U.S. and Europe. Notably, Perrigo U.S. store brand OTC volume share2 increased 100 basis points.

Segment operating income decreased 39.3%, due primarily to the impact of prior-year manufacturing volume headwinds, lower net sales volumes, and unfavorable mix. These factors were partially offset by the net recognition of a recovery of a portion of previously paid tariffs in addition to favorable currency translation.

Specialty Care
Net sales increased 4.0%, inclusive of a 4.8% favorable effect of currency translation, driven by growth in the Women’s Health category, particularly continued momentum from Opill® and ellaOne®. This growth was partially offset by Skin Health results as lower store brand sales of Minoxidil at one customer were partially offset by share gains in Compeed® and Jungle Formula®.

Segment operating income increased 31.4% as lower advertising and promotional spend, including planned lower Opill® investment levels, favorable currency translation, and the net recognition of a recovery of a portion of previously paid tariffs more than offset the impact of prior-year manufacturing volume headwinds and unfavorable mix.

Infant Formula
Net sales increased 2.1%, inclusive of a 0.3% favorable effect of currency translation, driven by growth in contract infant formula. This growth was partially offset by lower net sales in store brand and branded infant formula due to tougher prior‑year comparisons, including elevated sales from customer inventory replenishment.

Segment operating income decreased primarily due to unfavorable gross profit flow through from prior-year manufacturing volume headwinds, partly offset by lower operating expenses.

All Other
Net sales decreased 9.5%, inclusive of a 2.4% favorable effect of currency translation, driven in part by reduced distribution of lower-margin products.

Segment operating income increased 52.1% due to the net recognition of a recovery of a portion of previously paid tariffs, favorable mix in the Oral Care category, and lower operating expenses.

Cash Flow and Balance Sheet

•First quarter 2026 cash for operating activities decreased $49 million to an outflow of $114 million due to lower earnings and higher working capital, in line with the Company's expected full‑year cash flow phasing.
•First quarter capital expenditures were $14 million and the Company returned $40 million to shareholders through dividends.
•Cash and cash equivalents as of March 31, 2026, were $357 million while total debt was $3.6 billion.
•After quarter end, the Company completed the sale of its Dermacosmetics business for total consideration of up to €332.6 million. The transaction consists of €305.6 million in upfront cash, including €5.6 million in net working capital adjustments, and up to an additional €27.0 million contingent on the achievement of net sales milestones over the next three years.

Fiscal 2026 Outlook

The Company reaffirms its 2026 outlook. Second-half results are expected to benefit from previously stated growth initiatives, the Operational Enhancement Program, and lapping of prior-year category consumption and manufacturing volume headwinds. As indicated last quarter, prior-year manufacturing volume headwinds are expected to result in an unfavorable All In EPS impact of approximately $0.60 in 2026. The Company experienced roughly $0.26 of that impact in the first quarter. The Company continues to closely monitor potential impacts from geopolitical developments in the Middle East. The Company is also monitoring retailer inventory levels and expects stabilization as consumption trends improve.

	All In	Ex Infant Formula	Ex Divestitures	Core	Foreign Currency	Organic Core
Net Sales Growth	(5.5)% to (1.5)%	—	~270 bps	(3.0)% to +1.0%	(0.5)%	(3.5)% to +0.5%
Adj. Gross Margin	36.5% to 37.5%	~240 bps	~(10) bps	39.0% to 40.0%
Adj. Operating Margin	12.5% to 13.5%	~260 bps	~(10) bps	15.0% to 16.0%
Adj. EPS	$2.00 to $2.30	~$0.30	~$(0.05)	$2.25 to $2.55

Other assumptions
•Net interest expense of approximately $156 million.
•Adjusted effective tax rate of approximately 20.0%.
•Adjusted weighted average shares outstanding of approximately 140.5 million.

•Net leverage of, or slightly lower than, approximately 4.0 times adjusted EBITDA.
•Cash from operating activities as a percentage of adjusted net income in the mid-60% range.

Webcast and Conference Call Information

Perrigo previously announced that management will host a call/webcast to discuss its first quarter 2026 financial results beginning at 08:30 A.M. (EST) Wednesday, May 6, 2026. The call will be available live via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 800-836-8184, International 646-357-8785, and reference ID # 82404. A taped replay of the call will be available beginning at approximately 12:00 P.M. (EST) Wednesday, May 6, until midnight Wednesday, May 13, 2026. To listen to the replay, dial 888-660-6345, International 646-517-4150, and use access code 82404#.

About Perrigo

Perrigo Company plc (NYSE: PRGO) is a leading provider of Consumer Self-Care Products and over-the-counter (OTC) health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed.

For more information, visit www.perrigo.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our, or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this report, including certain statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” "forecast," “predict,” “potential” or the negative of those terms or other comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, including: our ability to complete the proposed divestment of the Dermacosmetics branded business, receipt of works council and regulatory approval regarding the transaction, performance by counterparties to the transaction and the likelihood of satisfying the deferred payment milestones associated with the transaction, supply chain impacts on our business, including those caused or exacerbated by armed conflict, trade and other economic sanctions and/or disease; general economic, credit, and market conditions; increased or new tariffs by the U.S. or foreign governments (and any retaliatory or reciprocal tariffs) and changes in global trade relations; the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business, including the ongoing conflict and social, political and economic environment in Israel and the broader Middle East; current and future impairment charges, if we determine that the carrying amount of specific assets may not be recoverable from the expected future cash flows of such assets; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than we do; pricing pressures from customers and consumers;

resolution of uncertain tax positions and any litigation relating thereto, ongoing or future government investigations and regulatory initiatives; uncertainty regarding our ability to obtain and maintain our regulatory approvals; potential costs and reputational impact of product recalls or sales halts; potential adverse changes to U.S. and foreign tax, healthcare and other government policy; the effect of epidemic or pandemic disease; the timing, amount and cost of any share repurchases (or the absence thereof) and/or any refinancing of outstanding debt at or prior to maturity; fluctuations in currency exchange rates and interest rates; receipt of potential earnout payments in connection with the sale of the HRA Rare Diseases Business and the risk that potential costs or liabilities incurred or retained in connection with this transaction may exceed our estimates or adversely affect our business or operations; the risk that potential costs or liabilities incurred or retained in connection with the sale of our Rx business may exceed our estimates or adversely affect our business or operations; the consummation and success of other announced and unannounced acquisitions or dispositions, and our ability to realize the desired benefits thereof; and our ability to execute and achieve the desired benefits of announced cost-reduction efforts and other strategic initiatives and investments, including our ability to achieve the expected benefits from our ongoing restructuring programs and strategic review processes described herein. Adverse results with respect to pending litigation could have a material adverse impact on our operating results, cash flows and liquidity, and could ultimately require the use of corporate assets to pay damages, reducing assets that would otherwise be available for other corporate purposes. These and other important factors, including those discussed in our Form 10-K for the year ended December 31, 2025, and in any subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following ‘All In’ and ‘Core’ non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divestitures and exited products, and the impact of currency,
•adjusted gross profit,
•adjusted gross margin,
•adjusted operating income,
•adjusted operating margin,
•adjusted net income,
•adjusted diluted earnings per share,

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies. The Company presents these non-GAAP financial measures in order to provide transparency to our investors because they are measures that management uses to assess both management performance and the financial performance of our operations and to allocate resources. In addition, management believes that these measures may assist investors with understanding and evaluating our initiatives to drive improved financial performance and enables investors to supplementally compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. While we have excluded certain of these items from historical non-GAAP financial measures, there is no guarantee that the items excluded from non-GAAP financial measures will not continue into future periods. For instance, we expect to continue to experience and report restructuring-related charges associated with continued execution of our strategic initiatives.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as amortization expense, unusual litigation, impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measures represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which may include adjusted gross profit, adjusted net income, adjusted operating income, adjusted diluted earnings per share, adjusted gross margin, constant currency net sales, and adjusted operating margin are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company also discloses net sales growth excluding the impact of currency on an organic basis. In addition, the Company presents non‑GAAP measures for 'Core' Perrigo, reflecting its go‑forward business and excluding infant formula currently under strategic review and previously announced divestitures. Core measures may include Core net income, Core net sales, Core organic net sales, Core gross profit, Core operating income, Core diluted earnings per share, Core gross margin, and Core operating margin, including on an organic, constant‑currency basis. Management believes these measures provide greater consistency in financial reporting and facilitate meaningful comparisons of underlying operating results and acquisition and divestiture activity.

The Company cannot reconcile its ‘All In’ or ‘Core’ expected organic net sales growth, adjusted gross margin, adjusted operating margin, adjusted earnings per share, adjusted diluted earnings per share, or adjusted effective tax rate to the most directly comparable GAAP measures under "Fiscal Year 2026 Outlook from Continuing Operations" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, uncertainty of non-recurring infant formula related charges and timing and amount of restructuring charges and the income tax effects of these items or other income tax-related events.

The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past and present underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Contacts

Eric Jacobson, Vice President, Global Investor Relations
(616) 886-0375, eric.jacobson@perrigo.com

Nick Gallagher, Associate Director, Global Investor Relations
(269) 686-3238, nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 28, 2026	March 29, 2025
Net sales	$969.2	$1,043.9
Cost of sales	643.7	651.6
Gross profit	325.5	392.3

Operating expenses
Distribution	22.6	22.8
Research and development	24.6	26.7
Selling	129.7	146.2
Administration	115.0	112.2
Impairment charges	330.8	3.1
Restructuring	75.1	29.4
Other operating expense, net	—	5.0
Total operating expenses	697.8	345.4

Operating income (loss)	(372.3)	46.9

Interest expense, net	40.8	39.0
Other (income), net	(6.0)	(0.4)
Loss on extinguishment of debt	1.4	—
Income (loss) from continuing operations before income taxes	(408.5)	8.3
Income tax expense (benefit)	(18.7)	8.2
Income (loss) from continuing operations	(389.8)	0.1
Loss from discontinued operations, net of tax	(8.7)	(6.5)
Net income (loss)	$(398.6)	$(6.4)

Earnings (loss) per share
Basic
Continuing operations	$(2.81)	$0.00
Discontinued operations	(0.06)	(0.05)
Basic earnings (loss) per share	$(2.87)	$(0.05)
Diluted
Continuing operations	$(2.81)	$0.00
Discontinued operations	(0.06)	(0.05)
Diluted earnings (loss) per share	$(2.87)	$(0.05)

Weighted-average shares outstanding
Basic	138.7	137.7
Diluted	138.7	137.7

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	March 28, 2026	December 31, 2025
Assets
Cash and cash equivalents	$357.2	$531.6
Accounts receivable, net of allowance for credit losses of $4.3 and $6.5, respectively	697.1	612.8
Inventories	1,121.4	1,149.0
Prepaid expenses and other current assets	272.2	231.4
Current assets held for sale	264.6	272.6
Total current assets	2,712.4	2,797.4
Property, plant and equipment, net	877.7	898.7
Operating lease assets	162.3	167.8
Goodwill and indefinite-lived intangible assets	1,706.4	2,054.7
Definite-lived intangible assets, net	2,259.3	2,351.5
Deferred income taxes	4.7	3.3
Other non-current assets	260.5	261.8
Total non-current assets	5,270.9	5,737.8
Total assets	$7,983.3	$8,535.2
Liabilities and Shareholders’ Equity
Liabilities
Accounts payable	$434.8	$474.5
Payroll and related taxes	153.5	112.2
Accrued customer programs	105.7	111.4
Other accrued liabilities	234.7	230.6
Accrued income taxes	28.6	20.8
Current indebtedness	11.4	36.6
Current liabilities held for sale	28.9	26.8
Total current liabilities	997.6	1,012.9
Non-current liabilities
Long-term debt, less current portion	3,621.1	3,603.6
Deferred income taxes	153.5	168.9
Other non-current liabilities	712.3	814.3
Total non-current liabilities	4,486.9	4,586.8
Total liabilities	5,484.5	5,599.7
Contingencies - Refer to Note 16
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	6,578.1	6,608.2
Accumulated other comprehensive income (loss)	(3.0)	4.8
Retained earnings (accumulated deficit)	(4,076.3)	(3,677.5)
Total shareholders’ equity	2,498.8	2,935.5
Total liabilities and shareholders' equity	$7,983.3	$8,535.2

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	138.1	137.6

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended
	March 28, 2026	March 29, 2025
Cash Flows From (For) Operating Activities
Net income (loss)	$(398.6)	$(6.4)
Adjustments to derive cash flows:
Depreciation and amortization	83.3	79.9
Restructuring charges	71.4	29.4
Share-based compensation	14.4	11.6
Impairment charges	330.8	3.1
Amortization of debt discount	2.2	2.2
Deferred income taxes	(12.9)	(3.1)
Amortization on hedging instruments	(4.9)	(6.4)
Other non-cash adjustments, net	(3.2)	4.6
Subtotal	82.7	114.9
Increase (decrease) in cash due to:
Inventories	23.6	(62.5)
Accrued income taxes	(13.2)	3.6
Payroll and related taxes	(24.9)	(18.4)
Accounts payable	(35.9)	7.2
Accrued customer programs	(2.5)	6.4
Other accrued liabilities	(7.7)	(56.1)
Accounts receivable	(92.5)	(65.2)
Other long term liabilities	2.7	(0.5)
Prepaid expenses and other current assets	(45.9)	6.1
Subtotal	(196.3)	(179.4)
Net cash for operating activities	(113.6)	(64.5)
Cash Flows From (For) Investing Activities
Proceeds from royalty rights	1.4	1.7
Asset acquisitions, net	—	(1.5)
Additions to property, plant and equipment	(13.8)	(25.5)
Other investing, net	—	(0.4)
Net cash for investing activities	(12.4)	(25.7)
Cash Flows From (For) Financing Activities
Payments on long-term debt	(424.3)	(8.8)
Cash dividends	(39.9)	(40.6)
Borrowings of revolving credit agreements and other financing, net	427.6	—
Payments for debt issuance costs	(5.5)	—
Shares used to settle taxes	(2.8)	(11.9)
Other financing, net	(0.5)	(0.5)
Net cash for financing activities	(45.3)	(61.8)
Effect of exchange rate changes on cash and cash equivalents	(3.1)	10.3
Net decrease in cash and cash equivalents	(174.4)	(141.7)
Cash and cash equivalents of continuing operations, beginning of period	531.6	558.8
Cash and cash equivalents held for sale, beginning of period	2.3	—
Less cash and cash equivalents held for sale, end of period	(2.3)	(7.2)
Cash and cash equivalents of continuing operations, end of period	$357.2	$409.9

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 28, 2026				Three Months Ended March 29, 2025
Consolidated Continuing Operations	Gross Profit	Operating Income (Loss)	Income (Loss) from Continuing Operations	Diluted Earnings (Loss) per Share	Gross Profit	Operating Income	Income from Continuing Operations	Diluted Earnings per Share
Reported	$325.5	$(372.3)	$(389.8)	$(2.81)	$392.3	$46.9	$0.1	$0.00
As a % of reported net sales(1)	33.6%	(38.4)%	(40.2)%		37.6%	4.5%	—%
Pre-tax adjustments(2):
Amortization expense related primarily to acquired intangible assets	35.4	54.5	54.5	0.39	34.5	55.0	55.6	0.40
Impairment charges(3)	—	330.8	330.8	2.39	—	3.1	3.1	0.02
Unusual litigation	—	16.6	16.6	0.12	—	8.9	8.9	0.06
Restructuring charges and other termination benefits	—	75.1	75.1	0.54	—	29.4	29.4	0.21
Infant formula remediation	—	—	—	—	0.9	0.9	0.9	0.01
Loss on divestitures	—	—	—	—	—	—	0.2	—
Loss on debt extinguishment	—	—	1.4	0.01	—	—	—	—
Other(4)	3.4	8.2	0.2	—	—	2.4	2.4	0.02
Non-GAAP tax adjustments(5)	—	—	(29.6)	(0.21)	—	—	(17.3)	(0.12)
Adjusted	$364.3	$112.8	$59.1	$0.43	$427.7	$146.6	$83.2	$0.60
As a % of reported net sales(1)	37.6%	11.6%	6.1%		41.0%	14.0%	8.0%

Diluted weighted average shares outstanding (in millions)
			Reported	138.7				137.7
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				0.3				0.9
			Adjusted	139.0				138.6

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended March 28, 2026 and March 29, 2025 were $969.2 million and $1,043.9 million, respectively.
(2) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(3) During the three months ended March 28, 2026, we determined the carrying value of our reporting units exceeded their estimated fair value and recorded a goodwill impairment charge of $330.8 million. During the three months ended March 29, 2025, we determined the carrying value of the Richard Bittner Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $3.1 million, inclusive of a goodwill impairment charge of $1.2 million.
(4) Other pre-tax adjustments impacting reported income from continuing operations for the three months ended March 28, 2026 includes $4.7 million of professional consulting fees for potential divestiture activity more than offset by $8.0 million of favorable hedging activity related to potential divestiture activity and $3.5 million of accelerated depreciation. Other pre-tax adjustments for the three months ended March 29, 2025 are related to professional consulting fees for potential divestiture activity.
(5) Non-GAAP tax adjustments for the three months ended March 28, 2026 are primarily due to (1) removal of $22.9 million of tax benefit on pre-tax non-GAAP adjustments and (2) removal of $7.3 million of tax benefits related to the release of uncertain tax positions. Non-GAAP tax adjustments for the three months ended March 29, 2025 are primarily due to $19.6 million of tax expense on pre-tax non-GAAP adjustments.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 28, 2026			Three Months Ended March 29, 2025
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring, Impairments and Other	R&D Expense	DSG&A Expense	Restructuring, Impairments and Other
Reported	$24.6	$267.3	$405.9	$26.7	$281.2	$37.5
As a % of reported net sales(1)	2.5%	27.6%	41.9%	2.6%	26.9%	3.6%
Pre-tax adjustments(2):
Amortization expense related primarily to acquired intangible assets	(0.2)	(18.9)	—	(0.2)	(20.3)	—
Impairment charges(3)	—	—	(330.8)	—	—	(3.1)
Restructuring charges and other termination benefits	—	—	(75.1)	—	—	(29.4)
Unusual litigation	—	(16.6)	—	—	(3.8)	(5.1)
Other(4)	(0.1)	(4.7)	—	—	(2.4)	—
Adjusted	$24.3	$227.2	$—	$26.5	$254.6	$—
As a % of reported net sales(1)	2.5%	23.4%	—%	2.5%	24.4%	—%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended March 28, 2026 and March 29, 2025 were $969.2 million and $1,043.9 million, respectively.
(2) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(3) During the three months ended March 28, 2026, we determined the carrying value of our reporting units exceeded their estimated fair value and recorded a goodwill impairment charge of $330.8 million. During the three months ended March 29, 2025, we determined the carrying value of the Richard Bittner Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $3.1 million, inclusive of a goodwill impairment charge of $1.2 million.
(4) Other pre-tax adjustments for the three months ended March 28, 2026 includes $4.7 million of professional consulting fees for potential divestiture activity. Other pre-tax adjustments for the three months ended March 29, 2025 are related to professional consulting fees for potential divestiture activity.

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 28, 2026		Three Months Ended March 29, 2025
Consolidated Continuing Operations	Interest and Other	Income Tax Expense (Benefit)	Interest and Other	Income Tax Expense
Reported	$36.2	$(18.7)	$38.6	$8.2
As a % of reported net sales(1)	3.7%	(1.9)%	3.7%	0.8%
Effective tax rate		4.6%		99.0%
Pre-tax adjustments(2):
Amortization expense related primarily to acquired intangible assets	—	—	(0.5)	—
Loss on divestitures	—	—	(0.2)	—
Loss on debt extinguishment	(1.4)	—	—	—
Other(3)	8.0	—	—	—
Non-GAAP tax adjustments(4)	—	29.6	—	17.3
Adjusted	$42.9	$10.8	$37.9	$25.5
As a % of reported net sales(1)	4.4%	1.1%	3.6%	2.4%
Adjusted effective tax rate		15.5%		23.4%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended March 28, 2026 and March 29, 2025 were $969.2 million and $1,043.9 million, respectively.
(2) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(3) Other pre-tax adjustments impacting reported interest and other from continuing operations for the three months ended March 28, 2026 includes $8.0 million of favorable hedging activity related to potential divestiture activity.
(4) Non-GAAP tax adjustments for the three months ended March 28, 2026 are primarily due to (1) removal of $22.9 million of tax benefit on pre-tax non-GAAP adjustments and (2) removal of $7.3 million of tax benefits related to the release of uncertain tax positions. Non-GAAP tax adjustments for the three months ended March 29, 2025 are primarily due to $19.6 million of tax expense on pre-tax non-GAAP adjustments.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
Consolidated Continuing Operations	March 28, 2026	March 29, 2025	% Change
Net Sales	$969.2	$1,043.9	(7.2)%
Less: Currency impact(1)	30.1	—	2.9%
Constant currency net sales	$939.2	$1,043.9	(10.0)%
Less: Divestitures and exited products(2)	0.1	2.0	0.1%
Organic net sales	$939.1	$1,041.9	(9.9)%

Self Care
Net Sales	$543.3	$614.3	(11.5)%
Less: Currency impact(1)	16.9	—	2.8%
Constant currency net sales	$526.4	$614.3	(14.3)%
Less: Divestitures and exited products(2)	0.1	2.0	0.3%
Organic net sales	$526.4	$612.3	(14.0)%

Specialty Care
Net Sales	$207.0	$199.1	4.0%
Less: Currency impact(1)	9.5	—	4.8%
Organic net sales	$197.5	$199.1	(0.8)%

Infant Formula
Net Sales	$89.7	$87.8	2.1%
Less: Currency impact(1)	0.2	—	0.3%
Organic net sales	$89.5	$87.8	1.9%

All Other
Net Sales	$129.2	$142.7	(9.5)%
Less: Currency impact(1)	3.4	—	2.4%
Organic net sales	$125.8	$142.7	(11.8)%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Richard Bittner Business and exited products within the Self Care segment.

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 28, 2026					Three Months Ended March 29, 2025
Consolidated Continuing Operations	Net Sales	Gross Profit	Operating Income	Income from Continuing Operations	Diluted Earnings per Share	Net Sales	Gross Profit	Operating Income	Income from Continuing Operations	Diluted Earnings per Share
All In Adjusted	$969.2	$364.3	$112.8	$59.1	$0.43	$1,043.9	$427.7	$146.6	$83.2	$0.60
As a % of reported net sales		37.6%	11.6%	6.1%			41.0%	14.0%	8.0%
Core Adjustments:
Less: Prior Year Divestitures(1)	0.1	0.1	0.1	0.1	—	2.0	1.4	0.8	0.8	0.01
Less: Infant Formula	89.7	10.6	(7.4)	(7.4)	(0.05)	87.8	32.6	10.6	10.6	0.08
Less: Previously Announced Divestitures(2)	37.7	23.7	12.3	12.3	0.09	36.5	19.0	7.5	7.5	0.05
Non-GAAP tax adjustments	—	—	—	(0.8)	0.01	—	—	—	(4.5)	(0.03)
Core Adjusted	$841.8	$329.8	$107.9	$54.9	$0.40	$917.6	$374.6	$127.7	$68.7	$0.50
As a % of Core net sales		39.2%	12.8%	5.7%			40.8%	13.9%	7.5%
Less: Currency impact(3)	25.3
Core Organic	$816.5

Diluted weighted average shares outstanding (in millions)
			Reported		138.7					137.7
Effect of dilution as reported amount was a loss, while adjusted amount was income(4)					0.3					0.9
			Adjusted		139.0					138.6

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Represents divestiture of the Richard Bittner Business and exited products within the Self Care segment.
(2) Represents previously announced divestitures, primarily Dermacosmetics, and exited products.
(3) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period U.S. dollar results would have been if such currency exchange rates had not changed.
(4) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.